Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-260450, 333-235373, 333-276853, 333-276852, 333-276853, and 333-286642) on Form S-3, the Registration Statements (333-290087, and 333-290121) on Form S-3ASR, the Registration Statement (No. 333-267565) on Form S-4, and the Registration Statements (No. 333-237485, 333-260845, 333-269418, 333-276854, 333-283574, 333-287570, and 333-291731) on Form S-8 of Ondas Inc. of our report dated March 30, 2026, relating to the consolidated financial statements of Ondas Inc., appearing in this Annual Report on Form 10-K of Ondas Inc. for the years ended December 31, 2024 and 2025.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
March 30, 2026